NEWS RELEASE NYSE: Common Stock Symbol “MMR”
McMoRan Exploration Co. Temporary Headquarters 5353 Essen Lane Baton Rouge, LA 70809

	Financial Contact: David P. Joint (225) 765-2205	Media Contact: William L. Collier (225) 765-2226

McMoRan Exploration Co. Updates Exploratory Drilling Activities; Positive Drilling Results at Long Point Exploratory Prospect

BATON ROUGE, LA, October 12, 2005 - McMoRan Exploration Co. (NYSE: MMR) announced today that the Long Point exploratory well on Louisiana State Lease 18090, located onshore in Vermilion Parish, Louisiana, has been drilled to 19,000 feet and has been evaluated with log-while-drilling tools and wireline logs, indicating an interval approximating 150 gross feet of hydrocarbon bearing sands, which could potentially be a significant discovery. The wireline log indicated excellent porosity. McMoRan plans to set a production liner and complete the well. Infrastructure near this onshore location in inland waters would allow production to be established quickly. The information gained from this well will be used to determine future drilling plans.

McMoRan acquired rights to 5,000 gross acres comprising the Long Point prospect from El Paso Production Company, a subsidiary of El Paso Corporation (NYSE: EP), in the second quarter of 2005 as part of a package of six deep-gas exploratory prospects covering approximately 18,000 gross acres onshore and in state waters in Vermilion Parish, Louisiana. Under the terms of the agreement, McMoRan and its private partner agreed to fund 100 percent of the drilling costs to casing point in up to six wells. At casing point of each well, El Paso can elect to participate for a 25 percent interest, and McMoRan and its private partner would own a 75 percent working interest (37.5 percent each) and an approximate 54 percent net revenue interest (approximately 27 percent each). The Long Point well commenced drilling on July 21, 2005.

McMoRan is actively engaged in exploratory activities on the following five prospects, Long Point, JB Mountain Deep at South Marsh Island Block 224, Cane Ridge at Louisiana State Lease 18055, Elizabeth at South Marsh Island Block 230 and Cabin Creek at West Cameron Block 95. McMoRan is also actively engaged in development activities at West Cameron Block 43 No. 4, King Kong No. 2 at Vermilion Blocks 16/17, and Hurricane No. 2 at South Marsh Island Block 217. McMoRan expects to commence drilling at least two additional prospects by year-end 2005 and is also actively pursuing opportunities through its exploration venture to acquire additional acreage and prospects through farm-in or other arrangements.

DRILLING SCHEDULE
	Working Interest	Net Revenue Interest	Current Depth	Proposed Total Depth	Spud Date
Exploration In-Progress
Louisiana State Lease 18090 “Long Point”	37.5%	26.8%	19,000'	19,000'	July 21, 2005
South Marsh Island Block 224 “JB Mountain Deep”*	27.5%	19.4%	19,750'	23,000'	July 14, 2005
Louisiana State Lease 18055 “Cane Ridge”	37.5%	27.5%	10,000'	16,500'	July 29, 2005
South Marsh Island Block 230 “Elizabeth”*	15.0%	11.3%	5,100'	20,000'	September 16, 2005
West Cameron Block 95 “Cabin Creek”*	37.5%	31.0%	On Location	18,500'	October 2005
Development
West Cameron Block 43 No. 4*	41.7%	32.3%	18,500'	18,500'	April 25, 2005
Vermilion Blocks 16/17 “King Kong No. 2”	40.0%	29.2%	13,000'	13,750'	August 12, 2005
South Marsh Island Block 217 “Hurricane No. 2”	27.5%	19.4%	7,250'	16,000'	August 21, 2005
Near-Term Well**
Louisiana State Lease 18350 “Point Chevreuil”	25.0%	17.5%	n/a	17,000'	Fourth-Quarter 2005
Onshore Vermilion Parish, LA “Liberty Canal”	37.5%	27.7%	n/a	16,000'	Fourth-Quarter 2005

* Depending upon applicability of the Deep Gas Royalty Relief eligibility criteria, the leases on which these wells are located could be eligible for royalty relief up to 25 Bcf under current Minerals Management Service guidelines. McMoRan’s net revenue interest would increase during the royalty relief period for eligible leases.

** Timing is subject to change.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. McMoRan is also pursuing plans for the development of the MPEHTM which will be used for the receipt and processing of liquefied natural gas and the storage and distribution of natural gas. Additional information about McMoRan and the MPEHTM project is available on its internet website “www.mcmoran.com” and at “www.mpeh.com”.

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CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities, anticipated and potential production and flow rates; anticipated revenues; the economic potential of properties; and estimated exploration costs. Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly. Important factors that might cause future results to differ from these projections include: variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; availability of third party downstream facilities, and general exploration and development risks and hazards. Such factors and others are more fully described in more detail in McMoRan’s 2004 Annual Report on Form 10-K on file with the Securities and Exchange Commission.

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